Exhibit 10.10

Business Cooperation Agreement (Second Restatement)

This Business Cooperation Agreement (Second Restatement) (this “Agreement”) is entered into by and among the following parties on June 8, 2017:

(1)	Rise Tianjin Education Information Consulting Co., Ltd. (the “WFOE”), a wholly foreign-owned limited liability company duly established and validly existing in accordance with laws of the People’s Republic of China (the “PRC”) with its domicile at No. B206, B212, B213, B214, B217, B221, 2/F, Building (1), No. 8 Huanhe West Road, Tianjin Free Trade Zone (Airport Economic Area);

(2)	Beijing Step Ahead Education Technology Development Co., Ltd. (the “Company”), a limited liability company duly established and validly existing in accodance with the PRC law with its domicile at No. C01-1, 4/F, No.42 Beiyuan Road, Chaoyang District, Beijing;

(3)	Yiding SUN (ID Card No.: ), a PRC citizen with an address at Room 103-105, Andrews Estate, No. 181 Gaobeidian Road, Chaoyang District, Beijing; and

(4)	Peng ZHANG (ID Card No.: ), a PRC citizen with an address at 206, Building 6, Lane 88, Huichuan Road, Changning District, Shanghai (together with Yiding SUN, the “Shareholders”).

The WFOE, the Company and the Shareholders are hereinafter collectively referred to as the “Parties” and, individually, as a “Party”.

Whereas:

(1)	The WFOE, the Company, Zihong WANG and Peng ZHANG entered into the Business Cooperation Agreement (Restatement) on November 11, 2016 to reach relevant arranagement in respect of the business cooperation between the WFOE and the Company;

(2)	Zihong WANG and Yiding SUN entered into the Equity Transfer Agreement (the “Equity Transfer Agreement”) on June 8, 2017, according to which Zihong WANG shall transfer 20% of the equity interests held by him in the Company to Yiding SUN. Therefore, Zihong WANG, the WFOE, the Company and Peng ZHANG entered into the Termination Agreement on June 8, 2017, according to which Zihong WANG ceased to be a party to the Business Cooperation Agreement (Restatement); and

(3)	In respect of the business cooperation between the WFOE and the Company, the Parties wish to further restate the Business Cooperation Agreement (Restatement) and enter into the Business Cooperation Agreement (Second Restatement).

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

1.	Business Operation

1.1	The Company hereby acknowledges and agrees that if any performance guarnatee or current fund loan security is required in the course of the business operation of the Company or its subsidiaries (including any private school sponsored by the Company or its subsidiaries as the sponsor, same below), the Company shall first notify the WFOE in writing to seek the security to be provided by the WFOE. In such case, the WFOE has the right but not the obligation to decide, at its own discretion, whether to provide the security for the Company or its subsidiaries. If the WFOE is not willing to provide the security for the Company or its subsidaries, or fails to reply within fifteen (15) days from the receipt of the Company’s written notice to seek the security, the Company or its subsidiaries may seek the security from a third party. If the WFOE agrees to provide the security to the Company or its subsidiaries, the WFOE may requrie the Company or its subsidiaries to provide relevant counter guarantee and create a pledge or mortgage over its receivables or other assets in its business operation in favor of the WFOE.

1.2	Unless the WFOE’s prior written consent has been obained, the Company shall not, and the Shareholders shall not cause or permit the Company or its subsidiaries to:

(a)	adopt or revise any business plan or budget;

(b)	conduct any business or enter into any transaction outside its normal business scope or beyond its business plan or budget;

(c)	establish any borrowing-lending relationship or other debtor-creditor relationship with a third party (other than the debtor-creditor relationship established in the course of daily business operation), or make any equity investment in any third party, or open any new private school or teaching institution (other than the private schools or teaching institutions which are in the course of opening as of the date of this Agreement);

(d)	distribute any profits or pay other amounts to its shareholders or sponsors;

(e)	appoint, remove or replace any director, supervisor or senior management member;

(f)	approve or amend any call option plan or any arrangement related to the equity interests of the Company;

(g)	sell any assets or rights to any third party or purchase any assets or rights from any third party (other than the sale and purchase done in the course of daily business operation);

(h)	create a security or any other guarantee over its assets in favor of any third party, or create a mortgage, pledge or any other encumbrance over its assets;

(i)	enter into any transaction with its shareholders, directors or senior management members;

(j)	amend its articles of association;

(k)	arrange division, merger, consolidation, dissolution and liquidation;

(l)	change normal business operation or amend any material management rules and regulations;

(m)	change the auditor; or

(n)	conduct any other transaction or activitiy which may materially affect its assets, rights or business operation.

1.3	In respect of the teaching plan system service, the intangible asset continuing research & development and implementation supporting service, the business management system software use license, the sale of supplementary books, the operation supporting service and other business services provided by the WFOE to the Company, the Company shall, in addition to the service fees to be paid in accordance with the service agreement (the “Service Agreement”) entered into by the Company and the WFOE on December 1, 2014, pay operation supporting service fee in an amount equal to the balance of the total revenue after the payment has been made by the Company in accordance with the Service Agreement and the costs, taxes and other fees required to be reserved or withdrawn in accordance with relevant laws and regulations have been deducted. Such service fee shall be paid by the Company to the WFOE within 20 days of the end of each financial year. The WFOE may adjust the amount or the payment time of such service fee as appropriate according to the status of its provision of the service to the Company and the actual operation situation of the Company. This Article shall come into force on January 1, 2014.

2.	Operation Management and Human Resources Arrangement

2.1	The Company and the Shareholders hereby jointly agree to accept and strictly implement the proposals made by the WFOE from time to time in respect of the employment, removal and replacement of the employees of the Company or its subsidiaries, the daily operation management and financial management of the Company or its subsidiaries, and the business development of the Company or its subsidiaries.

2.2	The Company and the Shareholders hereby jointly agree that the Company and the Shareholders shall only appoint the persons as designated by the WFOE as the directors and supervisors of the Company or its subsidiaries (unless otherwise agreed by the relevant parties), and shall, at the request of the WFOE, remove or replace such directors and supervisors in accordance with the procedures as prescribed by laws and regulations and the articles of association of the Company or its subsidiaries. Meanwhile, the Company shall engage, and shall cause its subsidiaries to engage, the persons nominated by the WFOE to serve as the general manager or headmaster, financial director and other senior management members of the Company or its subsidiaries, and shall, at the request of the WFOE, remove or replace such senior management members (unless otherwise agreed by the relevant parties).

2.3	For the purpose of this Article 2, the Company and the Shareholders shall take all necessary measures in respect of the appointment, removal and replacement of the aforesaid pesonnel.

3.	Default

3.1	If any Party breaches this Agreement, any non-defaulting Party may notify the defaulting Party in writing to require the defaulting Party to make rectification within ten (10) days after the receipt of the notice and take proper measures to effectively and promptly prevent the non-defaulting Party from being impaired and resume the performance of this Agreement.

3.2	If any breach by a Party of this Agreement makes any other Party assume any fees or liabilites or incur any losses (including but not limited to loss of profits), the defaulting Party shall indemnify the non-defaulting Party against such fees, liabilities or losses (including but not limited to the rights lost and the legal fees paid due to such default). The amount of the indemnity shall be equal to the loss arising out of such default. The indemnity shall cover all rights which the non-defaulting Party would have be entitled to for performing this Agreement but shall not go beyond the scope as reasonably expected by the Parties.

3.3	Notwithstanding any other provision of this Agreement, the WFOE has the right to enforce its rights under this Agreement, and other Parties acknowledge and agree that monetary compensations may be insufficient to indemnify the WFOE against the losses incurred by the WFOE due to any other Party’s breach of its obligations hereunder.

4.	Transfer of Rights and Obligations

4.1	The Parties agree that the WFOE may transfer its rights and obligations under this Agreement to any third party by notifying the Company and the Shareholders in writing. Without the WFOE’s prior written consent, the Company or any Shareholder shall not transfer any of its rights or obligations under this Agreement.

5.	Applicable Law and Dispute Resolution

5.1	The formation, effect, performance, amendment, interpretation and termination of this Agreement shall be governed by the PRC laws and construed in accordance with the PRC laws.

5.2	If any dispute arises from the interpretation and performance of the provisions of this Agreement among the Parties hereto, the Parties shall resolve such dispute in good faith through consultations. If the dispute fails to be resolved, any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with then effective arbitration rules of the commission. The place of arbitration shall be Beijing. The language used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

6.	Effectiveness and Term

6.1	Unless otherwise agreed in this Agreement, this Agreement shall come into force upon the proper execution by the Parties.

6.2	Unless as early terminated in accordance with this Agreement or other relevant agreements entered into by the Parties, the term of this Agreement shall be ten (10) years (the “Initial Term”) from the effective date of this Agreement. Upon the expiry of the Initial Term or any Renewal Period, unless the WFOE issues a written termination notice thirty (30) days prior to the expiry, the term of this Agreement shall be automatically extended for ten (10) years (each ten (10)-year period, a “Renewal Period”). Unless otherwise agreed in this Agreement, if within the Initial Term or any Renewal Period, the business term of the WFOE or the Company (including any renewed period) expires, the relevant Party shall promptly renew its business term in order to remain the effectiveness and implementation of this Agreement.

6.3	The WFOE has the right to terminate this Agreement at any time by issuing a prior written notice to the Company and the Shareholders thirty (30) days in advance.

7.	Miscellaneous

7.1	The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement shall be confidential information. The Parties shall maintain the confidentiality of all such information. Without the prior written consent of the Party providing such information, any Party shall not disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving Party); (b) the information is required to be disclosed in accordance with applicable laws or rules or regulations of any stock exchange; or (c) the information regarding the transaction contemplated hereunder has to be disclosed by any Party to its legal or financial advisors, and such legal or financial advisors are also bound by duties of confidentiality similar to the duties set forth in this Article. Any disclosure of any confidential information made by the staff or employee of any Party shall be deemed as disclosure of such confidential information made by such Party, for which such Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement if this Agreement is terminated for any reason.

7.2	Any notice, reqeust, demand and other communication requried in this Agreement or issued in accordance with this Agreement shall be delivered in writing to relevant Party’s domicile or address as set forth in this Agreement. If such notice or other communication is sent by facsimile or telax, it shall be deemed to be given once it is sent; if it is sent by hand, it shall be deemed to be given when it is left to the receiving Party; if it is sent by post, it shall be deemed to be given five (5) days after the posting.

7.3	Any amendment or supplement to this Agreement shall be made in writing and the amendments and supplements to this Agreement shall become effective only upon duly signature by the Parties hereto.

7.4	Each Party shall, within its powers, sign all necessary documents and take all necessary actions to make the provisions of this Agreement effective or grant all of its rights under this Agreement to another party (including, in respect of each of the Shareholders, the exercise of all voting rights and other shareholder’s rights which it is entitled to in respect of the Company) .

7.5	If any provision of this Agreement is held to be invalid or unenforceable, such provision shall, to the extent of its invalidity or unenforceability, become invalid and deemed to have not been included in this Agreement, however, the validity of any other provision of this Agreement shall not be affected thereby. The Parties shall then make all reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable alternative provision, the effect of which comes as close as possible to that of the invalid or unenforceable provision.

7.6	This Agreement shall be executed in Chinese and in four (4) counterparts. Each Party shall hold one counterpart. Each counterpart shall have equal legal validity.

(There is no text below.)

(This page is the signature page of the Business Operation Agreement (Second Restatement))

This Agreement has been executed by the Parties as of the date first above written.

Rise Tianjin Education Information Consulting Co., Ltd. (Seal)

[Company seal is affixed]

By:	/s/ Yiding SUN
Name: Yiding SUN
Title: Legal Representative

Beijing Step Ahead Education Technology Development Co., Ltd. (Seal)

[Company seal is affixed]

By:	/s/ Yiding SUN
Name: Yiding SUN
Title: Legal Representative

Yiding SUN

By:	/s/ Yiding SUN

Peng ZHANG

By:	/s/ Peng ZHANG

Signature Page of the Business Cooperation Agreement (Second Restatement)